                                                                    Exhibit 23.1


The Board of Trustees
Lexington Corporate Properties Trust:

We consent to incorporation by reference in the registration statements (No. 333-57853 and No. 333-49351) on Form S-3 of Lexington Corporate Properties Trust of our report dated August 31, 1998, relating to the historical summary of revenues and certain operating expenses of the Warren Property by Lexington Corporate Properties Trust for the years ended December 31, 1997, 1996 and 1995, which report appears in this Form 8-K of Lexington Corporate Properties Trust.



                                                 KPMG Peat Marwick LLP


New York, New York
September 11, 1998